Exhibit (g)(2)

SCHEDULE B

FUND LIST

Dated: June 3, 2011

Ashmore Emerging Markets Corporate Debt Fund

Ashmore Emerging Markets Sovereign Debt Fund

Ashmore Emerging Markets Local Currency Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Equity Fund